Exhibit 10.1

SECOND AMENDMENT TO CREDIT AGREEMENT

SECOND AMENDMENT TO CREDIT AGREEMENT (this “Amendment”), dated as of March 21, 2008, among CLEARPOINT BUSINESS RESOURCES, INC., a Delaware corporation (the “Borrower”), the several banks and other financial institutions parties to the Credit Agreement (as hereinafter defined) (collectively, the “Lenders”), and MANUFACTURERS AND TRADERS TRUST COMPANY, as Administrative Agent for the Lenders (in such capacity, the “Administrative Agent”).

W I T N E S S E T H:

WHEREAS, the Borrower, the Lenders and the Administrative Agent are parties to a Credit Agreement, dated as of February 23, 2007 (as amended, supplemented or otherwise modified, the “Credit Agreement”);

WHEREAS, the Borrower has requested that the Lenders consent to the transactions described on Schedule I hereto (collectively, the “Transactions”) and the Lenders have agreed to consent to the Transactions on and subject to the terms hereof; and

WHEREAS, the parties hereto have agreed to (i) reduce the Revolving Credit Commitments, (ii) modify the pricing, (iii) modify certain financial covenants, and (iv) make certain other changes to the Credit Agreement, all on the terms described herein.

NOW, THEREFORE, in consideration of the foregoing and for other consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Defined Terms. Unless otherwise defined herein, terms defined in the Credit Agreement are used herein as therein defined.

2. Consent to Transactions. The Administrative Agent and the Lenders hereby consent to the Transactions, provided that, with respect to any such Transaction (a) such Transaction shall be consummated on or before April 15, 2008 or such later date as the Administrative Agent shall agree in its sole judgment and (b) any equity securities received by the Borrower or any Affiliate in connection with such Transaction shall promptly after receipt be delivered to the Administrative Agent as security for the Obligations, together with an undated stock power. In addition, the Borrower agrees that any accounts receivable collections for the account of a Loan Party relating to any of the client contracts that are the subject of a Transaction with Staffchex, Inc. or Optos Capitol, LLC (including any “legacy” accounts receivable) shall be applied to the Revolving Credit Loans promptly upon collection.

(b) Reduction in Revolving Credit Commitments. Notwithstanding anything to the contrary in the Credit Agreement, the Revolving Credit Commitments shall be reduced on each of the dates specified below to the amount set forth below opposite such date:

Date of Reduction of Revolving Credit Commitments	Amount of Revolving Credit Commitments
March 21, 2008	$15,000,000
March 31, 2008	12,000,000
April 14, 2008	10,500,000
April 30, 2008	9,000,000
May 19, 2008	7,500,000
May 31, 2008	6,000,000
June 16, 2008	5,000,000
June 30, 2008	4,000,000

On the date of any reduction of the Revolving Credit Commitments, the Borrower shall pay or prepay so much of the Revolving Credit Loans as shall be necessary in order that the Revolving Credit Exposure of the Revolving Credit Lenders will not exceed the aggregate Revolving Credit Commitments of the Revolving Credit Lenders after giving effect to such reduction.

3. Applicable Margin. The definition of the term “Applicable Margin” contained in Section 1.1 of the Credit Agreement is hereby amended and restated effective on and as of March 14, 2008, to read as follows:

“Applicable Margin”: on any date on and after March 14, 2008 (a) for any Revolving Credit Loan that is a Eurodollar Loan, 3.50%, (b) for any Revolving Credit Loan that is a Base Rate Loan, 1.25%, (c) for any Term Loan that is a Eurodollar Loan, 4.50% and (d) for any Term Loan that is a Base Rate Loan, 2.25%.

4. Applicable Commitment Fee Percentage. The definition of the term “Applicable Commitment Fee Percentage” contained in Section 1.1 of the Credit Agreement is hereby amended and restated effective on and as of March 14, 2008, to read as follows:

“Applicable Commitment Fee Percentage”: on and after March 14, 2008, 0.25%.

5. Financial Covenants. Clauses (a) and (b) of Section 6.1 of the Credit Agreement are hereby amended and restated to read in full as follows:

(a) Total Leverage Ratio. Permit, as of the last day of any fiscal quarter ending on or before September 29, 2008, the Total Leverage Ratio to exceed 4.00 to 1.0. Permit, as of the last day of any fiscal quarter ending on or after September 30, 2008, the Total Leverage Ratio to exceed 3.50 to 1.0.

(b) Senior Leverage Ratio. Permit, as of the last day of any fiscal quarter ending on or before September 29, 2008, the Senior Leverage Ratio to exceed 3.00 to 1.0. Permit, as of the last day of any fiscal quarter ending on or after September 30, 2008, the Senior Leverage Ratio to exceed 2.00 to 1.0.

6. Reports. Clause (e) of Section 5.1 of the Credit Agreement is hereby amended by deleting the “.” at the end thereto and inserting in lieu thereof the following:

; and until July 14, 2008, on the first business day of each week (x) an account receivable aging report and (y) a summary Borrowing Base Certificate (as further described in the next sentence), in each case as of the end of the immediately preceding week; each accounts receivable aging report shall divide accounts receivable in a manner consistent with the aging report delivered to the Administrative Agent for the month ending January 31, 2008 which separately listed accounts receivable attributable to the discontinued operations. The weekly summary Borrowing Base Certificate shall exclude any accounts more than 90 days past due or 120 days past the date of invoice based on the weekly accounts receivable aging report and, with respect to the other requirements to be an Eligible Receivable, shall to the extent applicable be based on the most recent monthly Borrowing Base Certificate delivered to the Administrative Agent;

7. Shareholder Notes. The Borrower shall promptly and diligently seek the consent of each Person that holds a Note classified as “Notes Payable-Stockholders” on the management-prepared budget for 2008 of the Borrower previously delivered to the Administrative Agent (including in any event Blue Lake Rancheria, Staffbridge and Optos) (collectively, the “Specified Indebtedness”) to the deferral of all principal payments on such notes or other Indebtedness until August 1, 2008 and, in addition, that payments may not resume thereafter if, at the time of such resumption, a Default or Event of Default shall exist.

8. Representations and Warranties. The Borrower hereby represents and warrants to the Lenders and the Administrative Agent that:

(a) After giving effect to this Amendment, there exists no Default or Event of Default under the Credit Agreement;

(b) No Material Adverse Change has occurred since March 31, 2007;

(c) The representations and warranties made in the Loan Documents are true and correct in all material respects on and as of the date hereof as if made on and as of the date hereof, except that any such representation and warranty that is given as of a particular date or period and relates solely to such date or period is true and correct in all material respects as of such date or period;

(d) Each of the Borrower and the Guarantors has all requisite power and authority, corporate or otherwise, to enter into and perform its obligations under this Amendment and the Consent and Agreement of Guarantors attached hereto (the “Consent and Agreement of Guarantors”) and to fulfill its obligations set forth herein and therein. The execution, delivery and performance of this Amendment and the Consent and Agreement of Guarantors have been duly authorized by all requisite corporate or other action of the Borrower and the Guarantors and will not violate or constitute a default under any Requirement of Law, or any indenture, note, loan or credit agreement, license or any other agreement, lease or instrument to which the Borrower or any of its Subsidiaries is a party or by which the Borrower or any of its Subsidiaries or any of its or their Properties are bound. This Amendment and the Consent and Agreement of Guarantors have each been duly executed and delivered by each Loan Party party thereto. This Amendment and the Consent and Agreement of Guarantors constitute, the authorized, valid and legally binding obligations of the Borrower and the Guarantors enforceable in accordance with their respective terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws or equitable principles from time to time in effect relating to or affecting the rights of creditors generally.

(e) The making and performance of this Amendment and the Consent and Agreement of Guarantors will not (i) violate any provision of any law or regulation, federal, state or local, or the certificate or articles of incorporation, bylaws, certificate or articles of organization or operating agreement (as applicable) of the Borrower or any Guarantor, (ii) result in any breach or violation of, or constitute a default or require the obtaining of any consent under, any agreement or instrument by which the Borrower or any Guarantor or its or their property may be bound, or (iii) affect the validity, perfection or priority of the interests of the Administrative Agent, for the benefit of the Lenders, in any collateral securing the Obligations.

(f) The Borrower has delivered to the Administrative Agent copies of the definitive agreements for the Transactions and all material related documentation.

9. Conditions Precedent. This Amendment shall become effective on the date that the Administrative Agent shall have received the following, all of which shall be in form and substance satisfactory to the Administrative Agent and its counsel (such date, the “Effective Date”):

(a) This Amendment duly executed and delivered by the Borrower, the Administrative Agent and the Lenders; and

(b) The Consent and Agreement of Guarantors, a form of which is attached as Exhibit A hereto, duly executed and delivered by the Guarantors.

10. Affirmations. The Borrower hereby: (a) affirms all the provisions of the Credit Agreement and the other Loan Documents, as supplemented and amended hereby, (b) agrees that the terms and conditions of the Credit Agreement and the other Loan Documents shall continue in full force and effect as supplemented and amended hereby, (c) acknowledges, confirms and reaffirms that the collateral pledged under the Loan Document continues to secure the Obligations, including those arising under the Credit Agreement, as amended hereby, and (d) acknowledges and agrees that it has no defense, set-off, counterclaim or challenge against the payment of any sums currently owing under the Loan Documents or the enforcement of any of the terms or conditions thereof.

11. Limited Effect; No Waiver. Except as expressly modified hereby, the Credit Agreement and the other Loan Documents shall continue to be, and shall remain, unaltered and in full force and effect in accordance with their terms. The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any existing or future Default or Event of Default, whether known or unknown or any right, power or remedy of the Administrative Agent or the Lenders under the Credit Agreement, nor constitute a waiver of any provision of the Credit Agreement.

12. Release and Indemnity. (a) Recognizing and in consideration of the Lenders’ agreements set forth herein, the Borrower and each Guarantor hereby waives and releases the Administrative Agent, the Lenders and their respective officers, attorneys, agents, and employees from any liability, suit, damage, claim, loss or expense of any kind or nature whatsoever and howsoever arising that the Borrower or such Guarantor ever had or now has against any of them through and including the date hereof arising out of or relating to any acts or omissions with respect to this Amendment, the Credit Agreement, the other Loan Documents or any other matters described or referred to herein or therein or related hereto or thereto.

(b) The Borrower and each Guarantor further hereby agrees to indemnify and hold the Administrative Agent, the Lenders and their respective officers, attorneys, agents and employees (collectively, the “Indemnified Parties”) harmless from any loss, damage, judgment, liability or expense (including counsel fees) suffered by or rendered against the Lenders or the Administrative Agent or any of them on account of anything arising out of this Amendment, the Credit Agreement, the other Loan Documents or any other document delivered pursuant hereto or thereto up to and including the date hereof; provided that, neither the Borrower nor any Guarantor shall have any obligation hereunder to any Indemnified Party with respect to indemnified liabilities arising from the gross negligence or willful misconduct of such Indemnified Person as finally determined by a court of competent jurisdiction.

13. Integration. This Amendment constitutes the sole agreement of the parties with respect to the terms hereof and shall supersede all oral negotiations and the terms of prior writings with respect thereto.

14. Severability. Any provision of this Amendment which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

15. Miscellaneous.

(a) Expenses. The Borrower agrees to pay all of the Administrative Agent’s reasonable out-of-pocket fees and expenses incurred in connection with the preparation, negotiation and execution of this Amendment and the other documents executed in connection herewith, including without limitation, the reasonable fees and expenses of counsel to the Administrative Agent.

(b) Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

(c) Successor and Assigns. This Amendment shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors and assigns.

(d) Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, and all of which shall constitute one and the same instrument.

(e) Headings. The headings of any paragraph of this Amendment are for convenience only and shall not be used to interpret any provision hereof.

(f) Modifications. No modification hereof or any agreement referred to herein shall be binding or enforceable unless in writing and signed on behalf of the party against whom enforcement is sought.

[SIGNATURES TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

CLEARPOINT BUSINESS RESOURCES, INC.

By:	/s/ Michael Traina
Name:	Michael Traina
Title:	CEO

MANUFACTURERS AND TRADERS TRUST COMPANY as a Lender and as Administrative Agent

By:	/s/ David Mills
Name:	David Mills
Title:	Vice President

SCHEDULE I

Description of Transactions

Asset Purchase Agreement with StaffChex

On February 28, 2008, ClearPoint Resources, Inc. (“CPR”), a wholly owned subsidiary of ClearPoint Business Resources, Inc. (the “Company”), entered into the Asset Purchase Agreement (the “StaffChex Agreement”), dated as of February 28, 2008, with StaffChex, Inc. (“StaffChex”). Under the StaffChex Agreement, StaffChex assumed certain liabilities of CPR and acquired from CPR all of the Customer Account Property, as defined in the StaffChex Agreement, related to the temporary staffing services formerly serviced by (i) KOR Capital, LLC (“KOR”) pursuant to the Franchise Agreement – Management Agreement, dated August 30, 2007, and (ii) StaffChex Servicing, LLC (“StaffChex Servicing”), an affiliate of StaffChex, pursuant to the Exclusive Supplier Agreement, dated September 2, 2007. The foregoing agreement with StaffChex Servicing was terminated on February 28, 2008. The foregoing agreement with KOR was terminated on March 5, 2008.

In consideration for the Customer Account Property acquired from CPR, StaffChex issued to CPR 15,444 shares of common stock of StaffChex and is obligated to issue up to 23,166 shares of StaffChex common stock, subject to the earnout provisions set forth in the StaffChex Agreement.

For further information regarding the transaction with StaffChex, please consult the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission (“SEC”) on March 5, 2008, as well as the exhibits attached to such filing, all of which are incorporated herein by reference.

Licensing Agreement with Optos Capital

On February 28, 2008, CPR and its subsidiary, ClearPoint Workforce, LLC (“CP Workforce”), entered into the Licensing Agreement (the “Licensing Agreement”), with Optos Capital, LLC (“Optos”), of which Christopher Ferguson is a sole member.

Pursuant to the Licensing Agreement, ClearPoint (i) granted to Optos a non-exclusive license to use the ClearPoint Property and the Program, both as defined in the License Agreement, which includes certain intellectual property of CPR, and (ii) licensed and subcontracted to Optos the client list previously serviced by TZG Enterprises, LLC (“TZG Enterprises”), pursuant to the Franchise Agreement – Management Agreement, dated August 13, 2007, as amended, and all contracts and contract rights for the clients included on such list. Some of the contracts under the licensing agreement also included contracts previously serviced by KOR in Florida, as well as certain professional staffing contracts previously serviced by CPR and/or its subsidiaries. In consideration of the licensing of the Program, which is part of the ClearPoint Property, CPR is entitled to receive a fee equal to 5.2% of total cash receipts of Optos related to temporary staffing services. With CPR’s consent, Optos granted, as additional security under certain of its credit agreements, conditional assignment of Optos’ interest in the Licensing Agreement to its lender under such credit agreements. The foregoing agreement with TZG Enterprises was terminated on February 28, 2008.

It is contemplated in the Licensing Agreement, that CPR and Optos, at some future date, may enter into an asset purchase agreement pursuant to which CPR would sell to Optos the assets and rights licensed to Optos under the Licensing Agreement.

For further information on the transaction with Optos, please consult the Company’s Current Report on Form 8-K filed with the SEC on March 5, 2008, as well as the exhibits attached to such filing, all of which are incorporated herein by reference.

Loans from Michael Traina and Chris Ferguson; Assumption of Loans by Optos

CPR issued promissory notes (the “Promissory Notes”), dated February 22, 2008, in the aggregate principal amount of $800,000, to each of Michael Traina, the Company’s and CPR’s Chairman of the board of directors and Chief Executive Officer, and Christopher Ferguson, the Company’s and CPR’s former Director, President and Secretary.

The terms of the Promissory Notes issued to Messrs. Traina and Ferguson are identical. The principal amount of each Promissory Note is $400,000, it bears interest at the rate of 6% per annum, which will be paid quarterly, and it is due on February 22, 2009. The Promissory Notes are subordinate and junior in right of payment to the prior payment of any and all amounts due to Manufacturers and Traders Trust Company (“M&T”) pursuant to the Credit Agreement, as amended, by and between M&T and the Company.

On February 28, 2008, CP Workforce advanced $800,000, on behalf of Optos, to the provider of its outsourced employee leasing program. The advanced funds were utilized for Optos’ payroll. In consideration of making the advance on its behalf, Optos assumed the Promissory Notes, and the underlying payment obligations.

For further information on the transaction with Messrs. Traina and Ferguson, please consult the Company’s Current Reports on Form 8-K filed with the SEC on February 28, 2008 and March 5, 2008, which is incorporated herein by reference.

Sale of Mercer Ventures, Inc. to TradeShow Products, Inc.

On December 31, 2007, CPR entered into the Purchase Agreement (the “TradeShow Agreement”), effective as of December 31, 2007, along with CPR’s wholly owned subsidiary, Mercer Ventures, Inc., a Pennsylvania corporation (“MVI”), and TradeShow Products Inc. (“TradeShow”). Pursuant to the TradeShow Agreement, CPR sold all of the issued and outstanding securities of MVI to TradeShow for the aggregate purchase price payable in the form of a perpetual commission equal to one and three-quarters percent (1.75%) of the weekly revenue generated by a specified list of MVI clients. TradeShow is obligated to pay such fee in arrears on the first business day of every month. Unpaid fees will be subject to interest at a rate

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of one and one-half percent (1.5%) per month. The TradeShow Agreement also includes various representations, warranties, covenants, indemnification and other provisions customary for the transaction of this nature.

For further information on the transaction with TradeShow, please consult the Company’s Current Report on Form 8-K filed with the SEC on January 7, 2008, as well as the exhibits attached to such filing, all of which are incorporated herein by reference.

Sale of ClearPoint HRO, LLC to AMS Outsourcing, Inc.

On February 7, 2008, CPR entered into the Purchase Agreement (the “AMS Agreement”), effective as of February 7, 2008, along with CPR’s wholly owned subsidiary, ClearPoint HRO, LLC, a Delaware limited liability company (“HRO”), and AMS Outsourcing, Inc., a Montana corporation (“AMS”). Pursuant to the AMS Agreement, CPR sold all of the issued and outstanding securities of HRO to AMS for the aggregate purchase price payable in the form of an earnout payment equal to twenty percent (20%) of the earnings before interest, taxes, depreciation and amortization of the operations of HRO for a period of twenty four (24) months following February 7, 2008. AMS is obligated to pay such fee in arrears on the first business day of every month. Unpaid fees will be subject to interest at a rate of one and one-half percent (1.5%) per month. The AMS Agreement also includes various representations, warranties, covenants, indemnification and other provisions customary for a transaction of this nature.

For further information on the transaction with AMS, please consult the Company’s Current Report on Form 8-K filed with the SEC on February 13, 2008, as well as the exhibits attached to such filing, all of which are incorporated herein by reference.

Assignment of Contracts to Townsend Careers, LLC

On October 26, 2007, MVI entered into two Assignment and Assumption Agreements and Bills of Sale (collectively, the “Assignment Agreements”), with Townsend Careers, LLC (“Townsend”) pursuant to which MVI assigned to Townsend seven (7) client contracts in return for a promissory note in the original principal amount of $5,000.

On January 1, 2008, CPR entered into a Managed Services Agreement (the “Services Agreement”) with Townsend pursuant to which CPR agreed to provide Townsend with certain back office service support and in return Townsend agreed to pay CPR ten percent (10%) of Townsend’s gross revenues.

Fixtures, Furniture & Equipment

The Company, CPR and/or any of their respective subsidiaries shall be permitted to lease certain fixtures, furniture and equipment formerly located in branch offices to Townsend Careers, LLC, StaffChex and Optos; provided that such leases are entered into on or before June 30, 2008.

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EXHIBIT A

CONFIRMATION AND ACKNOWLEDGMENT OF GUARANTORS

CONSENT OF GUARANTORS

Each of the undersigned guarantors (each a “Guarantor”) consents to the provisions of the foregoing Second Amendment to Credit Agreement (the “Amendment”) and confirms and agrees that: (a) such Guarantor’s obligations under its Guaranty dated as of February 23, 2007 (as amended, the “Guaranty”), relating to the Obligations (as defined in the Credit Agreement referred to in the Amendment), or its joinder thereto, shall be unimpaired by the Amendment; (b) such Guarantor has no defenses, setoffs, counterclaims, discounts or charges of any kind against the Administrative Agent or any Lender, its officers, directors, employees, agents or attorneys with respect to the Guaranty and the other Loan Documents to which it is a party; (c) the provisions of Paragraph 12(a) and (b) of the Amendment are binding on such Guarantor as if such Guarantor signed the Amendment; (d) the collateral pledged under the Loan Documents continues to secure the Obligations, including those arising under the Credit Agreement, as amended by the Amendment; and (e) all of the terms, conditions and covenants in the Guaranty and the other Loan Documents to which it is a party remain unaltered and in full force and effect and are hereby ratified and confirmed and apply to the Obligations, as modified by the Amendment. Each of the undersigned Guarantors certifies that all representations and warranties made in the Guaranty are true and correct in all material respects as of the date of the amendment. Unless otherwise defined herein, terms defined in the Credit Agreement referred to in the Amendment are used herein as therein defined.

WITNESS the due execution of this Consent as of the date of the Amendment, intending to be legally bound hereby.

ALLIED CONTRACT SERVICES, LLC

By:	/s/ Michael Traina
Name:	Michael Traina
Title:	CEO

CLEARPOINT RESOURCES, INC.

By:	/s/ Michael Traina
Name:	Michael Traina
Title:	CEO

MERCER VENTURES, INC.

By:	/s/ Michael Traina
Name:	Michael Traina
Title:	CEO

QUANTUM RESOURCE CORPORATION

By:	/s/ Michael Traina
Name:	Michael Traina
Title:	CEO

STAFFBRIDGE, INC.

By:	/s/ Michael Traina
Name:	Michael Traina
Title:	CEO

CLEARPOINT ADVANTAGE, LLC

By:	/s/ Michael Traina
Name:	Michael Traina
Title:	CEO

CLEARPOINT MANAGED SERVICES, LLC

By:	/s/ Michael Traina
Name:	Michael Traina
Title:	CEO

CLEARPOINT WORKFORCE, LLC

By:	/s/ Michael Traina
Name:	Michael Traina
Title:	CEO

CLEARPOINT HR, LLC

By:	/s/ Michael Traina
Name:	Michael Traina
Title:	CEO

EMGATE SOLUTIONS GROUP, LLC

By:	/s/ Michael Traina
Name:	Michael Traina
Title:	CEO

ASG, LLC, a Rhode Island limited liability company

By:	/s/ Michael Traina
Name:	Michael Traina
Title:	CEO

ASG, LLC, a Florida limited liability company

By:	/s/ Michael Traina
Name:	Michael Traina
Title:	CEO